Exhibit 10.2
Mr. Michael A. Cutler
Vice President and Chief Financial Officer
Warwick Valley Telephone Company
47 Main Street
Warwick, NY 10990
               Re: Retention Agreement
Dear Mike:
As you know, Warwick Valley Telephone Company (“WVT” or the “Company”) has announced that it has decided to explore all strategic alternatives available to it and that it has engaged Stifel, Nicolaus (“SN”) to help it in doing so.
1. Basis of Letter
This Letter Agreement (the “Agreement”) reflects our mutual understanding concerning the continuation of your employment with the Company (“Company Employment”) and shall be effective as of the date it has been signed by you and the Company. It is based also in part on several other mutual understandings, namely:
a.	The Company’s exploration of its strategic alternatives may not result in the taking of any action whatsoever by the Company, with the consequence that no particular event can necessarily serve as the natural termination of this Letter Agreement; and

b.	It is in the best interests of all parties that the Company continue during this exploration and through any transaction that may arise out of it to have the uninterrupted services of a chief financial officer experienced in both the preparation of financial statements and in the analysis and establishment of internal control over financial reporting.
2. Salary and Benefits
From the effective date hereof (as defined in paragraph 1 hereof) through the earliest to occur of (A) the date on which your Company Employment is terminated for Cause (as defined below in paragraph 4), and (B) the date you voluntarily terminate your Company Employment, (C) you are terminated without cause or resign for good reason, you will continue to receive (i) salary payments at no less than your current annual base salary rate of $158,000 per year (less applicable withholdings and deductions subject to increases per the normal performance review process), paid in accordance with the Company’s payroll practices in the ordinary course, (ii) bonuses payable at the discretion of the Company; and (iii) the level and type of benefits you are currently entitled to receive, and subject to the terms of the applicable plans and any changes thereto.

3. Retention Award
(a) Subject to paragraph 3(b) below, upon the occurrence of the Retention Award Date (as defined below) you or your beneficiaries or guardian in the event of death or debilitating disability, shall be entitled to receive an additional lump sum cash payment of $200,000 (the “Retention Award”), to be paid at any closing whose occurrence constitutes a Retention Award Date, or if no such closing occurs, no later that five business days after the Retention Award Date. The Retention Award Date shall be the earliest date on which any one of the following occurs: (i) The closing of a sale or merger of the Company; (ii) the closing of any acquisition effected by the Company on the basis of SN’s engagement; (iii) the closing of a sale of the Company’s entire interest in Orange County – Poughkeepsie LP, but only if no further sale or merger of the Company or sale of a substantial portion of its assets is contemplated; (iv) written notification by the Company or SN that SN’s engagement is terminated; (v) termination of your Company Employment by the Company without Cause (as Cause is defined below in paragraph 4); (vi) termination of your Company Employment as a result of your death or disability (as such term is defined in the Company’s long-term disability policy applicable to you); (vii) your resignation from your Company Employment for Good Reason (as defined below in paragraph 4); and (viii) the 18-month anniversary of the effectiveness of this Agreement.
(b) Your entitlement to receive the Retention Award is subject to your diligently carrying out your duties as Chief Financial Officer in connection with (i) preparing the annual and quarterly financial statements and other financial and business disclosure required in the Company’s periodic and current reports, including, without limitation, the analysis and development of the Company’s internal control over financial reporting; (ii) assisting the Company in developing effective accounting and management information systems; and (iii) developing and providing the information that exists and is required or advisable for the effective evaluation of the Company’s strategic alternatives.
4. Definition for Purposes of this Agreement
(a) “Cause” is defined as your engaging in conduct that (i) is in competition with the Company during Company Employment, (ii) violates a material provision of Company code of ethics, (iii) breaches any material provision of this Agreement, (iv) through your negligence results, without that being the intention or desire of the Company, in the loss of any required or material Company licenses or regulatory approvals, (v) constitutes a crime or violation of any applicable law or regulation, or (vi) constitutes gross negligence and results in material injury to the Company, monetary or otherwise.
(b) “Good Reason” is defined as the occurrence of any of the following: (i) reduction of your base salary; (ii) a material breach by Company of any term or provision of this Agreement; or (iii) ) relocation of your workplace to a location more than 30 miles from your current work location.

(c) If the existence of Cause or Good Reason is based on a claim of a material breach of this Agreement and such breach is curable, the relevant party shall have thirty (30) days to cure such event after receipt of written notice specifying such breach in specific detail.
5. No Entitlement to Additional or Further Payments
(a) The Retention Award shall not be treated as compensation for purposes of calculating the benefits, if any, to which you may be entitled to receive pursuant to any compensatory plan, program or arrangement of the Company.
(b) If your Company Employment is terminated for Cause (as defined above in paragraph 4) or if you terminate your Company Employment for any reason, then notwithstanding anything herein to the contrary, the Company shall have no further obligations to make any payments or provide any benefits under this Agreement other than to pay to you your base salary and other accumulated benefits (such as unused vacation, personal days, etc.) through the date of such termination of employment, unless the Retention Award Date has already occurred or your termination of your Company Employment constitutes the Retention Award Date, in which case you shall also be entitled to receive the Retention Award.
6. Restrictive Covenants
For the period commencing on the date your Company Employment terminates for any reason and ending on the date 12 months thereafter, you will not, directly or indirectly, for yourself or on behalf of a third party, hire, solicit, recruit, employ, retain, engage or co-invest with (i) person who is an employee or Director of the Company on the date this Agreement has been signed by both parties, or (ii) any individual who was an employee of the Company during the 12 months preceding the date this Agreement has been signed by both parties. Nothing in this paragraph 6(a) shall limit your ability to hire, solicit, recruit, employ, engage or co-invest with any former employee of the Company who has been involuntarily terminated by the Company. Notwithstanding the above if the Retention Award is granted solely as a result of the expiration of the Term, the Company will waive the restrictive covenants in this paragraph 2(a).
7. Remedies: Severability: Arbitration
(a) You and the Company acknowledge and agree that given your role and the opportunities you have enjoyed with the Company, the covenants contained in paragraph 6 above are reasonable, constitute an important part of the consideration provided under this Agreement and will not unnecessarily or unreasonably restrict your professional opportunities. You and the Company also acknowledge and agree that for the purpose of any injunction, restraining order or other equitable relief that you or the Company may seek, it is deemed that the Company and you would suffer significant and irreparable harm if you or the Company breached or threatened to breach any of such covenants.
(b) The invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair, the validity or enforceability of any other provision of this Agreement.

(c) In the event of any dispute with respect to any provision of this Agreement, including without limitation that any of the covenants contained in paragraph 6 above is claimed to be invalid or unenforceable for any reason, or if you breach or threaten to breach any covenant contained in paragraph 6 above, you and the Company agree to first attempt to resolve the dispute through mediation using the services of JAMS, the Resolution Experts, in New York City If such mediation fails to resolve the dispute , the dispute shall be settled by arbitration in New York City administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.. Notwithstanding the provisions for arbitration in this paragraph, you acknowledge and agree that for any breach or threatened breach of any covenant contained in paragraph 6 above, the Company may apply for an injunction, restraining order, or other equitable relief that may be granted, without the necessity of posting a bond, restraining you from committing or continuing to commit such breach until such time as the matter is resolved by a final award in arbitration. You acknowledge and agree that proof shall not be required that monetary damages for such breach would be difficult to calculate or that a remedy at law or in arbitration would be inadequate.
8. Cooperation
You agree that, at all times during and following your Company Employment, you will assist and cooperate with the Company (or its designee) by providing truthful and accurate information concerning any past, present or future legal matters that relate to or arise out of your Company Employment including, but not limited to, the defense or prosecution of any claim that may be made against or by the Company, any of its affiliates or any of their current or former employees. or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates or any of their current or former employees, including any formal or informal proceeding before the SEC or any competent court (including responding to any formal or informal requests for documents or testimony) to the extent such claims, investigations or proceedings arise out of or are in connection with your Company Employment or termination of your Company Employment. Company’s request for your “reasonable cooperation” shall take into consideration your personal and business commitments and the amount of notice provided to you by the Company. You further agree to execute and deliver any documents that may be reasonably necessary for, and customarily associated with, carrying out the provisions of this paragraph 8. The Company shall reimburse you for any necessary and reasonable fees and expenses incurred by you in connection with your cooperation hereunder (including travel and accommodations); it being understood that the Company shall not reimburse you for any expenses relating to separate counsel unless it reasonably determines that separate representation is necessary.
9. Attorneys’ Fees and Expenses
The Company has agreed to pay your legal fees of up to $4,000 in connection with the review and negotiation of this Agreement.

10. Non-disparagement
You and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Company, its respective Affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this paragraph 10.
11. 409A Compliance
Company represents and warrants that this Agreement and all payments and benefits associated with it are intended to comply with Section 409A of the Internal Revenue Code. Notwithstanding the above, in the event of a determination that any payment or benefit associated with this Agreement is not compliant with the provisions of Section 409A of the Internal Revenue Code, the Company agrees that it will modify this Agreement to make it compliant with Section 409A and that it will make a good faith effort to maintain the value of the payments and benefits under this Agreement.
12. Indemnification
To the extent the Company contractually indemnifies other officers or directors with respect to litigation relating to their service with or on behalf of the Company, the Company shall provide equivalent indemnification to you.
13. Governing Law
This Agreement shall be governed by the local law of the State of New York as to all matters, including without limitation validity, construction, effect, performance and remedies, except to the extent that such laws are preempted by federal law.
14. Ability to Understand Agreement
You acknowledge that: (a) you have read and understand each of the provisions of this Agreement; (b) you have been advised to consult with an attorney prior to executing this Agreement: and(c) you are entering into this Agreement of your own free will.
15. Notices
All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this paragraph 14).

If to you:
Michael Cutler
P.O. Box 492
Warwick, NY 10990
And a copy to:
Wendi S. Lazar, Esq.
Outten & Golden, LLP
3 Park Avenue
New York New York 10016
If to the Company:
Herbert Gareiss, Jr
President & CEO
Warwick Valley Telephone Company
47 Main Street
Warwick, NY 10990
Facsimile: 845-986-6699
Each such notice, request or other communication will be effective only when received by the receiving party.
16. Entire Agreement
This Agreement sets forth the entire agreement and understanding relating to your Company Employment and supersedes all prior discussions, negotiations, agreements, memoranda, charts, and communications concerning your employment and the termination thereof, other than prior or contemporaneous, as applicable, confidentiality, trade secret, non-competition, non- solicitation or arbitration agreement. You hereby acknowledge and agree that you are subject to certain obligations as set forth in the WVT Code of Ethics.
17. Counterparts
This Agreement may be executed by the parties in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same document.

18. Headings
The section headings continued in this Agreement are for convenience of reference only and shall not define, interpret or limit this Agreement.
19. At -Will Employment
You acknowledge and agree that your Company Employment is at will and, subject to the terms of this Agreement, either you or the Company can terminate your employment at any time for any reason or for no reason at all not otherwise prohibited by law.
20. Outplacement Services
If it has been established that a Retention Award Date has occurred and your Company Employment is terminated on or after that date either by you or by the Company, the Company shall pay up to twenty-thousand ($20,000) dollars for outplacement services from an outplacement or executive search firm of your choice that specializes in placing senior executives and/or CFO’s.
21. Binding Effect; Amendment
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, executors and administrators. Neither party may assign its rights or delegate its obligations hereunder. This Agreement may be amended only by a writing signed by both parties hereto. The provisions of paragraphs 5, 6, 7, 8, 10 and 11 hereof shall survive any termination of this Agreement and the payment of any Retention Award and of any amounts payable under paragraph 20.

WARWICK VALLEY TELEPHONE COMPANY

Date: 5/11/06	By	/s/Herbert Gareiss, Jr.

Herbert Gareiss, Jr., President & CEO
I HAVE READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH FULL KNOWLEDGE OF WHAT IT MEANS.

Date: 5/11/06	/s/Michael A. Cutler

Michael A. Cutler